Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-23707 (as amended on January 27, 1999), 333-80567, 333-58032, 333-106843 and 333-133765 on Form S-8 of our report dated January  13, 2009, relating to the financial statements of Mitek Systems, Inc. (which report includes explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Mitek Systems, Inc. for the year ended September 30, 2008.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
January 13, 2009